Exhibit 99.1
Contact:
Ian Frazer
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE
Lennar Reports Fourth Quarter EPS of $2.82
2020 Fourth Quarter
•Net earnings of $882.8 million, or $2.82 per diluted share, compared to $674.3 million, or $2.13 per diluted share
•Deliveries of 16,090 homes – down 2%
•New orders of 15,214 homes – up 16%; new orders dollar value of $6.3 billion – up 22%
•Backlog of 18,821 homes – up 21%; backlog dollar value of $7.8 billion – up 24%
•Revenues of $6.8 billion – down 2%
•Homebuilding operating earnings of $1.1 billion, compared to $892.5 million
◦Gross margin on home sales of 25.0%, compared to 21.5%
◦S,G&A expenses as a % of revenues from home sales improved to 7.5%, compared to 7.6%
◦Net margin on home sales of 17.4%, the highest in the Company's history, compared to 13.9%
•Financial Services operating earnings of $151.2 million, compared to $74.8 million
•Multifamily operating earnings of $26.7 million, compared to $3.7 million
•Lennar Other operating loss of $1.2 million, compared to earnings of $10.7 million
•Homebuilding cash and cash equivalents of $2.7 billion
•No borrowings under the Company's $2.4 billion revolving credit facility
•Retired $1.2 billion of homebuilding senior notes, including all maturities that were due in fiscal year 2021
•Homebuilding debt to total capital of 24.9%, the lowest in the Company's history

2020 Fiscal Year
•Net earnings, revenues, deliveries and new orders for 2020 were the highest in the Company's history
◦Net earnings of $2.5 billion, or $7.85 per diluted share, compared to net earnings of $1.8 billion, or $5.74 per diluted share
◦Revenues of $22.5 billion – up 1%
◦Deliveries of 52,925 homes – up 3%
◦New orders of 56,169 homes – up 9%
•Paid off $2.1 billion of homebuilding debt
◦Retired $1.5 billion of homebuilding senior notes
◦Paid off approximately $600 million of other debts payable
(more)

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Miami, December 16, 2020 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2020. Fourth quarter net earnings attributable to Lennar in 2020 were $882.8 million, or $2.82 per diluted share, compared to $674.3 million, or $2.13 per diluted share in the fourth quarter of 2019. Net earnings attributable to Lennar for the year ended November 30, 2020 were $2.5 billion, or $7.85 per diluted share, compared to $1.8 billion, or $5.74 per diluted share for the year ended November 30, 2019.
Stuart Miller, Executive Chairman of Lennar, said, “We are pleased to announce our results for the fourth quarter where we achieved net earnings of $882.8 million, or $2.82 per diluted share, compared to $674.3 million, or $2.13 per diluted share in the prior year. Our fourth quarter results benefited from the exceptional performance of our core homebuilding and financial services businesses combined with robust market conditions.”
“The confluence of Millennials starting families and creating households of their own, along with the pro-housing effects of the COVID-19 pandemic, has materially strengthened demand. This surge in demand for housing, combined with the market’s inability to produce sufficient homes to meet this demand, has exacerbated the already well-documented undersupply of new and existing homes for sale. Lennar is well positioned with its production-oriented, Everything’s Included® business model and strong land position to capitalize on this industry supply shortage.”
“During the quarter, our core homebuilding operations continued to accelerate production, with starts up 28% over the prior year, as we focused on catching up for production lost to COVID-19 earlier in the year. As expected, our new home deliveries in the quarter decreased 2% from last year, but our focus on maximizing pricing power led to a 25.0% gross margin, a 350-basis point increase over the prior year, and a 17.4% net margin, an all-time high for the Company. In addition, our financial services business had an outstanding quarter with earnings of $151.2 million, an all-time quarterly high.”
Rick Beckwitt, Co-Chief Executive Officer and Co-President of Lennar, said, “In the fourth quarter, we continued to focus on cash flow and returns. We executed on our previously stated focus of improving our controlled homesite percentage which increased by 600 basis points to 39% at the end of the fourth quarter from 33% last year, while reducing our years owned supply of homesites to 3.5 years from 4.1 years.”
“During the quarter and fiscal year, we generated strong homebuilding cash flows of $2.0 billion and $3.8 billion, respectively, paid off debt of $1.2 billion and $2.1 billion, respectively, including all of our senior debt due in fiscal 2021, and had no borrowings under our $2.4 billion revolving credit facility at quarter end. We ended the quarter with $2.7 billion of cash and homebuilding debt to capital and net debt to capital of 24.9% and 15.3%, respectively, both all-time lows.”

3-3-3
Jon Jaffe, Co-Chief Executive Officer and Co-President of Lennar, said, “Our sales pace continued to accelerate in the fourth quarter with strong sales in all of our major markets and we generated 4.3 sales per community, a 27% increase year-over-year. This sales improvement could have been even stronger if we had a singular focus on volume, but instead, we balanced sales, up 16% year-over-year, and production to drive growth in gross margin and cash flow, while allowing price appreciation to cover future cost escalation.”
“Our laser focus on reducing construction costs helped drive excellent margins for the quarter. Additionally, our focus on improving our SG&A leverage, combined with the benefits of our technology efforts, resulted in an SG&A percentage of 7.5%, an all-time quarterly low.”
Mr. Miller concluded, “The housing market has proven to be very strong and we expect it to continue to be a significant driver in the recovery of the overall economy over the next several years. We thank all of our associates and trade partners for their continued focus and dedication to ensure that we deliver high quality and safe homes during this pandemic. With an excellent balance sheet, strong cash flow generation and continued execution of our core operating strategies, we are well positioned for an even stronger 2021 with projected deliveries of 62,000 to 64,000 homes with a gross margin of 23.75% to 24.0%.”

4-4-4
RESULTS OF OPERATIONS
THREE MONTHS ENDED NOVEMBER 30, 2020 COMPARED TO
THREE MONTHS ENDED NOVEMBER 30, 2019
Homebuilding
Revenues from home sales decreased 2% in the fourth quarter of 2020 to $6.3 billion from $6.4 billion in the fourth quarter of 2019. Revenues were lower primarily due to a 2% decrease in the number of home deliveries, excluding unconsolidated entities. New home deliveries, excluding unconsolidated entities, decreased to 16,038 homes in the fourth quarter of 2020 from 16,391 homes in the fourth quarter of 2019. The decrease in deliveries in the fourth quarter of 2020 was due to production lost to COVID-19 in the second quarter. The average sales price of homes delivered, excluding unconsolidated entities, remained consistent at $393,000 in the fourth quarter of 2020 compared to the fourth quarter of 2019.
Gross margins on home sales were $1.6 billion, or 25.0%, in the fourth quarter of 2020, compared to $1.4 billion, or 21.5%, in the fourth quarter of 2019. Gross margin percentage on home sales increased primarily due to the Company's focus on reducing construction costs combined with favorable market conditions. Loss on land sales in the fourth quarter of 2020 was $27.2 million, primarily due to a change in strategy with three land assets that resulted in impairments.
Selling, general and administrative expenses were $475.1 million in the fourth quarter of 2020, compared to $491.5 million in the fourth quarter of 2019. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 7.5% in the fourth quarter of 2020, from 7.6% in the fourth quarter of 2019, as the Company focused on improving its leverage combined with the benefits of the Company's technology efforts.
Financial Services
Operating earnings for the Financial Services segment were $151.2 million in the fourth quarter of 2020, compared to $74.8 million ($81.2 million net of noncontrolling interests) in the fourth quarter of 2019. Operating earnings increased due to an improvement in the mortgage business as a result of an increase in margin and volume. Additionally, operating earnings of the Company's title business increased primarily due to higher volume.
Other Ancillary Businesses
Operating earnings for the Multifamily segment were $26.7 million in the fourth quarter of 2020, compared to $3.7 million ($4.8 million net of noncontrolling interests) in the fourth quarter of 2019. Operating loss for the Lennar Other segment was $1.2 million in the fourth quarter of 2020, compared to operating earnings of $10.7 million in the fourth quarter of 2019.

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RESULTS OF OPERATIONS
YEAR ENDED NOVEMBER 30, 2020 COMPARED TO
YEAR ENDED NOVEMBER 30, 2019
Homebuilding
Revenues from home sales increased 1% in the year ended November 30, 2020 to $20.8 billion from $20.6 billion in the year ended November 30, 2019. Revenues were higher primarily due to a 3% increase in the number of home deliveries, excluding unconsolidated entities, partially offset by a 1% decrease in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 52,813 homes in the year ended November 30, 2020 from 51,412 homes in the year ended November 30, 2019, as a result of an increase in home deliveries in the Texas and West segments. The average sales price of homes delivered, excluding unconsolidated entities, decreased to $395,000 in the year ended November 30, 2020 from $400,000 in the year ended November 30, 2019. The decrease in average sales price primarily resulted from continuing to shift to lower-priced communities and regional product mix.
Gross margins on home sales were $4.7 billion, or 22.8%, in the year ended November 30, 2020, compared to $4.2 billion, or 20.6%, in the year ended November 30, 2019. The gross margin percentage on home sales increased primarily due to the Company's continued focus on reducing construction costs combined with favorable market conditions. Loss on land sales in the year ended November 30, 2020 was $49.1 million, primarily due to a write-off of costs in the second quarter as a result of Lennar not moving forward with a naval base development in Concord, California, northeast of San Francisco and a change in strategy with three land assets that resulted in impairments in the fourth quarter.
Selling, general and administrative expenses were $1.7 billion in both years ended November 30, 2020 and 2019. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 8.1% in the year ended November 30, 2020, from 8.3% in the year ended November 30, 2019, due to improved operating leverage as a result of an increase in home deliveries combined with the benefits of the Company's technology efforts.
Financial Services
Operating earnings for the Financial Services segment were $481.0 million ($495.0 million net of noncontrolling interests) in the year ended November 30, 2020, compared to $224.6 million ($244.3 million net of noncontrolling interests) in the year ended November 30, 2019. Operating earnings increased due to an improvement in the mortgage and title businesses as a result of an increase in volume and margin, as well as reductions in loan origination costs. Additionally, in the second quarter of 2020, the Financial Services segment recorded a $61.4 million gain on the deconsolidation of a previously consolidated entity.

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Other Ancillary Businesses
Operating earnings for the Multifamily segment were $22.7 million in the year ended November 30, 2020, compared to operating earnings of $16.4 million ($18.1 million net of noncontrolling interests) in the year ended November 30, 2019. Operating loss for the Lennar Other segment was $10.3 million in the year ended November 30, 2020, compared to operating earnings of $31.5 million ($32.0 million net of noncontrolling interests) in the year ended November 30, 2019.
Debt Transactions
In the fourth quarter of 2020, the Company retired $1.2 billion of senior notes which included the redemption of $300 million aggregate principal amount of its 2.95% senior notes due November 2020 and early retirement of $400 million aggregate principal amount of its 8.375% senior notes due January 2021 and $500 million aggregate principal amount of its 4.75% senior notes due April 2021.
During the year ended November 30, 2020, the Company retired $1.5 billion of senior notes which included those senior notes described above and the redemption of $300 million aggregate principal amount of its 6.625% senior notes due May 2020. The redemption price for each issue of senior notes, which was paid in cash, was 100% of the principal amount plus accrued but unpaid interest and prepayment premiums.
Tax Rate
For the years ended November 30, 2020 and 2019, the Company had a tax provision of $656.2 million and $592.2 million, respectively, which resulted in an overall effective income tax rate of 21.0% and 24.3%, respectively. The reduction in the overall effective income tax rate was primarily due to the extension of the new energy efficient home tax credit during the first quarter of 2020.
Liquidity
At November 30, 2020, the Company had $2.7 billion of Homebuilding cash and cash equivalents and no outstanding borrowings under its $2.4 billion revolving credit facility, thereby providing $5.1 billion of available capacity.

7-7-7
2021 Guidance
The following are the Company's expected results of its homebuilding and financial services activities for the first quarter of 2021:

New Orders	14,500 - 14,800
Deliveries	12,200 - 12,500
Average Sales Price	$390,000
Gross Margin % on Home Sales	23.5% - 23.75%
S,G&A as a % of Home Sales	8.9% - 9.0%
Financial Services Operating Earnings	$110 million - $115 million
The following are the Company's expected results of its homebuilding and financial services activities for fiscal year 2021:

Deliveries	62,000 - 64,000
Average Sales Price	$386,000 - $388,000
Gross Margin % on Home Sales	23.75% - 24.0%
S,G&A as a % of Home Sales	7.8% - 8.0%
Financial Services Operating Earnings	$400 million - $425 million

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation's leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar's Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar's homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with awareness that there are many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include the potential negative impact to our business of the ongoing coronavirus (COVID-19) pandemic, the duration, impact and severity of which is highly uncertain; slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities; increases in operating costs, including costs related to construction materials, labor, real estate taxes and insurance, which exceed our ability to increase prices, both in our Homebuilding and Multifamily businesses; reduced availability of mortgage financing or increased interest rates; decreased demand for our homes or Multifamily rental apartments; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies, including our land lighter strategy; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; unfavorable losses in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2019. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern Time on Thursday, December 17, 2020. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3605 and entering 5723593 as the confirmation number.
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9-9-9
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2020	2019	2020	2019
Revenues:
Homebuilding	$6,354,416	6,534,898	20,981,136	20,793,216
Financial Services	258,319	252,781	890,311	824,810
Multifamily	205,424	175,936	576,328	604,700
Lennar Other	7,731	7,916	41,079	36,835
Total revenues	$6,825,890	6,971,531	22,488,854	22,259,561

Homebuilding operating earnings	$1,083,404	892,539	2,988,907	2,502,905
Financial Services operating earnings	151,230	74,755	480,952	224,642
Multifamily operating earnings	26,682	3,690	22,681	16,390
Lennar Other operating earnings (loss)	(1,211)	10,745	(10,334)	31,469
Corporate general and administrative expenses	(95,459)	(93,043)	(358,418)	(341,114)
Earnings before income taxes	1,164,646	888,686	3,123,788	2,434,292
Provision for income taxes	(273,737)	(217,503)	(656,235)	(592,173)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	890,909	671,183	2,467,553	1,842,119
Less: Net earnings (loss) attributable to noncontrolling interests	8,149	(3,121)	2,517	(6,933)
Net earnings attributable to Lennar	$882,760	674,304	2,465,036	1,849,052

Average shares outstanding:
Basic	309,151	313,904	309,406	318,419
Diluted	309,151	313,906	309,407	318,422

Earnings per share:
Basic	$2.82	2.13	7.88	5.76
Diluted	$2.82	2.13	7.85	5.74

Supplemental information:
Interest incurred (1)	$81,056	101,750	353,403	422,710

EBIT (2):
Net earnings attributable to Lennar	$882,760	674,304	2,465,036	1,849,052
Provision for income taxes	273,737	217,503	656,235	592,173
Interest expense included in:
Costs of homes sold	101,465	116,387	349,109	371,821
Costs of land sold	1,026	1,024	2,594	5,554
Homebuilding other income (expense), net	5,246	6,108	22,401	17,620
Total interest expense	107,737	123,519	374,104	394,995
EBIT	$1,264,234	1,015,326	3,495,375	2,836,220
(1)Amount represents interest incurred related to Homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

10-10-10
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2020	2019	2020	2019
Homebuilding revenues:
Sales of homes	$6,306,947	6,445,208	20,840,159	20,560,147
Sales of land	42,342	68,991	123,365	203,567
Other homebuilding	5,127	20,699	17,612	29,502
Total revenues	6,354,416	6,534,898	20,981,136	20,793,216

Homebuilding costs and expenses:
Costs of homes sold	4,732,705	5,059,349	16,092,069	16,323,989
Costs of land sold	69,581	86,841	172,480	206,526
Selling, general and administrative	475,063	491,484	1,697,095	1,715,185
Total costs and expenses	5,277,349	5,637,674	17,961,644	18,245,700
Homebuilding net margins	1,077,067	897,224	3,019,492	2,547,516
Homebuilding equity in earnings (loss) from unconsolidated entities	19,241	(8,672)	(836)	(13,273)
Homebuilding other income (expense), net	(12,904)	3,987	(29,749)	(31,338)
Homebuilding operating earnings	$1,083,404	892,539	2,988,907	2,502,905

Financial Services revenues	$258,319	252,781	890,311	824,810
Financial Services costs and expenses	107,089	178,026	470,777	600,168
Financial Services gain on deconsolidation	—	—	61,418	—
Financial Services operating earnings	$151,230	74,755	480,952	224,642

Multifamily revenues	$205,424	175,936	576,328	604,700
Multifamily costs and expenses	195,974	168,094	575,581	599,604
Multifamily equity in earnings (loss) from unconsolidated entities and other gain	17,232	(4,152)	21,934	11,294
Multifamily operating earnings	$26,682	3,690	22,681	16,390

Lennar Other revenues	$7,731	7,916	41,079	36,835
Lennar Other costs and expenses	3,180	4,244	6,744	11,794
Lennar Other equity in earnings (loss) from unconsolidated entities	(6,325)	3,117	(35,037)	15,372
Lennar Other income (expense), net	563	3,956	(9,632)	(8,944)
Lennar Other operating earnings (loss)	$(1,211)	10,745	(10,334)	31,469

11-11-11
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries and New Orders
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey, Pennsylvania and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	For the Three Months Ended November 30,
	2020	2019	2020	2019	2020	2019
Deliveries:	Homes		Dollar Value		Average Sales Price
East	5,465	5,749	$1,801,192	1,870,735	$330,000	325,000
Central	3,295	3,606	1,250,769	1,366,549	380,000	379,000
Texas	2,788	2,533	763,388	730,021	274,000	288,000
West	4,541	4,511	2,506,760	2,464,909	552,000	546,000
Other	1	21	880	24,126	880,000	1,149,000
Total	16,090	16,420	$6,322,989	6,456,340	$393,000	393,000
Of the total homes delivered listed above, 52 homes with a dollar value of $16.0 million and an average sales price of $308,000 represent home deliveries from unconsolidated entities for the three months ended November 30, 2020, compared to 29 home deliveries with a dollar value of $11.1 million and an average sales price of $384,000 for the three months ended November 30, 2019.

	At November 30,		For the Three Months Ended November 30,
	2020	2019	2020	2019	2020	2019	2020	2019
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	323	346	4,787	4,440	$1,743,826	1,477,308	$364,000	333,000
Central	285	337	3,164	2,646	1,260,761	1,012,571	398,000	383,000
Texas	213	238	2,751	2,146	765,238	617,132	278,000	288,000
West	353	359	4,509	3,854	2,497,449	2,046,997	554,000	531,000
Other	3	3	3	3	2,728	6,457	909,000	2,152,000
Total	1,177	1,283	15,214	13,089	$6,270,002	5,160,465	$412,000	394,000
Of the total new orders listed above, 34 homes with a dollar value of $10.5 million and an average sales price of $309,000 represent new orders in four active communities from unconsolidated entities for the three months ended November 30, 2020, compared to 35 new orders from unconsolidated entities with a dollar value of $11.5 million and an average sales price of $330,000 in five active communities for the three months ended November 30, 2019.

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	For the Years Ended November 30,
	2020	2019	2020	2019	2020	2019
Deliveries:	Homes		Dollar Value		Average Sales Price
East	16,976	17,251	$5,725,481	5,708,859	$337,000	331,000
Central	10,684	10,799	4,084,514	4,089,840	382,000	379,000
Texas	9,425	8,193	2,640,762	2,526,364	280,000	308,000
West	15,814	15,178	8,400,943	8,203,790	531,000	541,000
Other	26	70	24,522	67,439	943,000	963,000
Total	52,925	51,491	$20,876,222	20,596,292	$394,000	400,000
Of the total homes delivered listed above, 112 homes with a dollar value of $36.1 million and an average sales price of $322,000 represent home deliveries from unconsolidated entities for the year ended November 30, 2020, compared to 79 home deliveries with a dollar value of $36.1 million and an average sales price of $458,000 for the year ended November 30, 2019.

New Orders:	Homes		Dollar Value		Average Sales Price
East	17,299	17,196	$6,010,047	5,720,017	$347,000	333,000
Central	11,905	10,620	4,602,720	4,032,899	387,000	380,000
Texas	10,078	8,215	2,752,008	2,478,981	273,000	302,000
West	16,868	15,335	9,005,958	8,024,755	534,000	523,000
Other	19	73	17,917	66,903	943,000	916,000
Total	56,169	51,439	$22,388,650	20,323,555	$399,000	395,000
Of the total new orders listed above, 119 homes with a dollar value of $37.3 million and an average sales price of $314,000 represent new orders from unconsolidated entities for the year ended November 30, 2020, compared to 103 new orders with a dollar value of $43.7 million and an average sales price of $424,000 for the year ended November 30, 2019.

LENNAR CORPORATION AND SUBSIDIARIES
Summary of Backlog
(Dollars in thousands, except average sales price)
(unaudited)

	November 30,
	2020	2019	2020	2019	2020	2019
Backlog:	Homes		Dollar Value		Average Sales Price
East (1)	6,013	5,690	$2,310,935	2,026,369	$384,000	356,000
Central	4,371	3,150	1,762,172	1,243,966	403,000	395,000
Texas	2,823	2,170	824,584	713,337	292,000	329,000
West	5,612	4,558	2,913,432	2,308,417	519,000	506,000
Other	2	9	1,848	8,453	924,000	939,000
Total	18,821	15,577	$7,812,971	6,300,542	$415,000	404,000
Of the total homes in backlog listed above, 38 homes with a backlog dollar value of $11.5 million and an average sales price of $302,000 represent the backlog from unconsolidated entities at November 30, 2020, compared to 31 homes with a backlog dollar value of $10.2 million and an average sales price of $328,000 at November 30, 2019.
(1)During the year ended November 30, 2019, the Company acquired 13 homes in backlog.

13-13-13

LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	November 30,
	2020	2019
ASSETS
Homebuilding:
Cash and cash equivalents	$2,703,986	1,200,832
Restricted cash	15,211	9,698
Receivables, net	298,671	329,124
Inventories:
Finished homes and construction in progress	8,593,399	9,195,721
Land and land under development	7,495,262	8,267,647
Consolidated inventory not owned	836,567	313,139
Total inventories	16,925,228	17,776,507
Investments in unconsolidated entities	953,177	1,009,035
Goodwill	3,442,359	3,442,359
Other assets	1,190,793	1,021,684
	25,529,425	24,789,239
Financial Services	2,776,987	3,006,024
Multifamily	1,175,908	1,068,831
Lennar Other	452,857	495,417
Total assets	$29,935,177	29,359,511

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,037,338	1,069,179
Liabilities related to consolidated inventory not owned	706,691	260,266
Senior notes and other debts payable, net	5,955,758	7,776,638
Other liabilities	2,225,864	1,969,082
	9,925,651	11,075,165
Financial Services	1,644,248	1,988,323
Multifamily	252,911	232,155
Lennar Other	12,966	30,038
Total liabilities	11,835,776	13,325,681
Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	29,894	29,712
Class B common stock of $0.10 par value	3,944	3,944
Additional paid-in capital	8,676,056	8,578,219
Retained earnings	10,564,994	8,295,001
Treasury stock	(1,279,227)	(957,857)
Accumulated other comprehensive income (loss)	(805)	498
Total stockholders’ equity	17,994,856	15,949,517
Noncontrolling interests	104,545	84,313
Total equity	18,099,401	16,033,830
Total liabilities and equity	$29,935,177	29,359,511

14-14-14
LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	November 30,
	2020	2019
Homebuilding debt	$5,955,758	7,776,638
Stockholders' equity	17,994,856	15,949,517
Total capital	$23,950,614	23,726,155
Homebuilding debt to total capital	24.9%	32.8%

Homebuilding debt	$5,955,758	7,776,638
Less: Homebuilding cash and cash equivalents	2,703,986	1,200,832
Net homebuilding debt	$3,251,772	6,575,806
Net homebuilding debt to total capital (1)	15.3%	29.2%
(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.